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Exhibit 23.02

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our reports dated March 13, 1998, except for the information presented in Note 1 to the financial statements for which the date is April 23, 1998, on our audits of the consolidated financial statements and financial statement schedule of Phoenix Color Corp. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997. We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data".



                                         /s/ Coopers & Lybrand L.L.P.



McLean, Virginia
April 24, 1998